1 Insider Trading Policy of Simpson Manufacturing Co., Inc. Effective date: February 20, 2025 Purpose Simpson Manufacturing Co., Inc. (collectively with its subsidiaries, the “Company”) has adopted this Insider Trading Policy (this “Policy”) to help its directors, officers and employees comply with insider trading laws. Persons subject to this Policy must not engage in illegal trading and must avoid the appearance of improper trading. Each individual is responsible for making sure that they comply with this Policy, and that any family member, household member or entity whose transactions are subject to this Policy, as discussed below, also comply with this Policy. Persons Subject to the Policy This Policy applies to all members of the Company’s Board of Directors, and all officers and employees, consultants, agents and independent contractors of the Company and its subsidiaries, as well as their respective family members and others in their households (collectively referred to as “Insiders”), and any other person the Compliance Officer (defined below) may designate as Insiders because they have access to material nonpublic information concerning the Company. This Policy also applies to family members with whom an Insider does not reside but whose transactions in the Company’s securities are directed by an Insider or are subject to an Insider’s influence or control (such as the Insider’s parents or children) and to any entities influenced or controlled by an Insider (such as corporations, partnerships or trusts). Further, this Policy continues to apply to former Insiders even after they have terminated their employment or other relationship with the Company to the extent they are in possession of material nonpublic information. Transactions Subject to the Policy Except as explicitly set forth below, this Policy applies to any and all trading and other transactions in (i) the Company’s securities, including transactions in common stock, options, preferred stock, and any other type of securities that the Company may issue, as well as to derivative securities relating to any of the Company's securities, whether or not issued by the Company and (ii) the securities of certain other companies, including common stock, options, preferred stock and other securities issued by those companies as well as derivative securities relating to any of those companies' securities, where the person trading used information obtained while working for the Company. Prohibited Activities No Insider who is aware of material nonpublic information about the Company may (either directly or through family members, or other persons or entities): Exhibit 19.1

2 1. Buy, sell, donate, gift or otherwise transact in Company securities. 2. Provide material nonpublic information, which is known as “tipping”, concerning the Company to any person other than a director, officer or employee of the Company, unless required as part of that Insider’s regular duties for the Company and authorized by the Compliance Officer. 3. Give trading advice of any kind about the Company to anyone. The Company has determined that there is a heightened risk and appearance of improper or inappropriate conduct if Insiders engage in certain types of transactions. It therefore is the Company’s policy that Insiders may not: 1. Engage in short sales of Company securities. Short sales may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, Section 16(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prohibits Section 16 Individuals from engaging in short sales. 2. Engage in transactions in puts, calls or other derivative instruments that relate to or involve Company securities. Such transactions are, in effect, bets on short-term movements in the Company’s stock price and therefore create the appearance that the transaction is based on nonpublic information. 3. Engage in any transactions that are designed to hedge or offset or have the effect of hedging or offsetting any decrease in the market value of equity securities of the Company, including, without limitation, prepaid variable forward contracts, equity swaps, collars, exchange funds and transactions with economic consequences comparable to the foregoing financial instruments. 4. Engage in any transactions that are designed to pledge equity securities of the Company as collateral for a loan, purchase such securities on margin, or hold such securities in a margin account. 5. While in possession of material nonpublic information gained in the course of employment with or service to the Company, (a) buy, sell, donate, gift or otherwise transact in the securities of any other public company, (b) “tip” or disclose such material nonpublic information to anyone, or (c) give trading advice of any kind to anyone concerning such other public company.

3 Additional Restrictions Applicable to Section 16 Individuals and Key Employees 1. No Section 16 Individual or Key Employee (each as defined below) may buy, sell, donate, gift or otherwise transact in Company securities outside of the Company trading window described in “The Trading Window” below. 2. No Section 16 Individual or Key Employee may trade in Company securities unless the trade(s) have been approved by the Compliance Officer in accordance with the procedures set forth in “Procedures for Approving Trades by Section 16 Individuals/Key Employees and Hardship Cases” below. Exceptions The prohibited activities and restrictions above do not apply to: 1. Exercises of stock options or similar equity awards or the surrender of shares to the Company in payment of the stock option exercise price or in satisfaction of any tax withholding obligations. This Policy does apply, however, to any sale of stock as part of a broker- assisted cashless exercise of an option, or any other market sale for generating the cash needed to pay the exercise price of an option. 2. Acquisitions of Company securities in the Company’s 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. This Policy does apply, however, to certain elections you may make under the 401(k) plan, including: (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company stock fund balance; and ( d) an election to pre-pay a plan loan if the pre- payment will result in allocation of loan proceeds to the Company stock fund. It should be noted that sales of Company Securities from a 401(k) account are also subject to Rule 144, and therefore affiliates should ensure that a Form 144 is filed when required. 3. Other purchases of securities from the Company or sales of securities to the Company. 4. Purchases or sales made pursuant to a Rule 10b5-1 plan that is adopted and operated in compliance with the terms of this Policy (see “Rule 10b5-1 Trading Plans”).

4 Determining Whether Information Is Material And Nonpublic Definition of “Material” Information. 1. There is no bright line test for determining whether particular information is material. Such a determination depends on the facts and circumstances unique to each situation, and cannot be made solely based on the potential financial impact of the information. 2. In general, information about the Company should be considered “material” if:  A reasonable investor would consider the information significant when deciding whether to buy or sell Company securities; or  The information, if disclosed, could be viewed by a reasonable investor as having significantly altered the total mix of information available in the marketplace about the Company. Put simply, if the information could reasonably be expected to affect the price of the Company’s stock, whether positively or negatively, it should be considered material. 3. It is important to remember that whether information is material will be viewed by enforcement agencies with the benefit of hindsight. In other words, if the price of the Company’s stock changed after the information having been made public, it will likely be considered material by enforcement agencies. 4. While it is not possible to identify every type of information that could be deemed “material,” the following matters ordinarily should be considered material:  Projections of future earnings or losses, or other earnings guidance;  Changes to previously announced earnings guidance, or the decision to suspend earnings guidance;  A pending or proposed merger, acquisition or tender offer;  A pending or proposed acquisition or disposition of a significant asset;  A pending or proposed joint venture;  A Company restructuring;

5  Significant related party transactions;  A change in dividend policy, the declaration of a stock split, or an offering of additional securities;  Bank borrowings or other financing transactions out of the ordinary course;  The establishment of a repurchase program for Company securities;  A change in the Company’s pricing or cost structure;  Major marketing changes;  A change in auditors or notification that the auditor’s reports may no longer be relied upon;  Impending bankruptcy or the existence of severe liquidity problems;  The gain or loss of a significant customer or supplier;  A significant cybersecurity incident, such as a data breach, or any other significant disruption in the Company’s operations or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure;  The imposition of an event-specific restriction on trading in Company securities or the securities of another company or the extension or termination of such restriction;  Major discoveries or significant changes or developments in products or product lines, research or technologies;  Significant changes or developments in supplies or inventory, including significant product defects, recalls or product returns;  Stock splits, public or private securities/debt offerings, or changes in dividend policies or amounts;  Significant changes in senior management;  Actual or threatened major litigation, or the resolution of such litigation;

6  An imminent change in the Company’s credit rating by a rating agency; or  The contents of forthcoming publications that may affect the market price of Company securities. Definition of “Nonpublic” Information Information is “nonpublic” if it has not been disseminated to investors through a widely circulated news or wire service (such as Dow Jones, Bloomberg, PR Newswire, etc.) or through a public filing with the Securities and Exchange Commission (the “SEC”). For the purposes of this Policy, information will be not considered public until after the close of trading on the second full trading day following the Company’s widespread public release of the information. Consult the Compliance Officer for Guidance Any Insider who is unsure whether the information they possess is material or nonpublic should consult the Compliance Officer for guidance before trading in any Company securities. Additional Provisions For Section 16 Individuals and Key Employees Definitions of Section 16 Individuals and Key Employees. 1. “Section 16 Individual” – Each member of the Company’s Board of Directors (“Board”), those officers of the Company designated by the Board as “Section 16 officers” of the Company, and their respective family members and others in their households. 2. “Key Employees” – The following individuals are deemed Key Employees for purposes of this Policy because of their position with the Company and their possible access to material nonpublic information:  Active employees of the Company who have met or currently meet the eligibility requirements to receive annual stock option and/or restricted stock unit awards from the Compensation and Leadership Development Committee of the Board (the “Committee”);  Active employees of the Company who are members of the Executive Leadership Team;  Active employees of the Company who are members of the Senior Leadership Team;  Active employees or contractors/consultants of the Company who are members of the Internal Audit department;  Active employees or contractors/consultants of the Company who are members of the Legal department;

7  Active employees or contractors/consultants of the Company who are members of the Mergers & Acquisitions team;  Active employees or contractors/consultants of the Company who are Executive Assistants or Chiefs of Staff (acting or in title) to members of the Executive Leadership Team;  Active employees or contractors/consultants of the Company who have access to the Company’s consolidated financial information; and  Any other individual designated from time to time by the Compliance Officer as a Key Employee. Employees and other individuals who are recipients of stock option and/or restricted stock unit awards from the Committee that are broad-based or special awards from the CEO or other authorized officer under a pool of stock options or restricted stock units established by the Committee shall not be considered Key Employees unless they also meet one or more of the conditions set forth in the preceding two bullets. The Trading Window 1. Trading Only While Trading Window is Open. Section 16 Individuals and Key Employees may buy, sell or trade in Company securities only while the Company’s trading window is open. In general, the Company’s trading window opens starting on the third full trading day following the Company’s public announcement of quarterly earnings, and remains open through the fifteenth day of the last month of the then- current fiscal quarter. The trading window is closed (i.e., no trading is allowed) from the sixteenth day of the last month of the then-current fiscal quarter until the third day following the earnings release. 2. Event-Specific Trading Restriction Periods. From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees. So long as the event remains material and nonpublic, the persons designated by the Compliance Officer may not trade Company securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Compliance Officer, designated persons should refrain from trading in Company securities even sooner than the typical blackout period described above. In that situation, the Compliance Officer may notify these persons that they should not trade in the Company’s Securities, without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a blackout period will not be announced to the Company as a whole, and should

8 not be communicated to any other person. Even if the Compliance Officer has not designated you as a person who should not trade due to an event-specific restriction, you should not trade while aware of material nonpublic information. Exceptions will not be granted during an event-specific trading restriction period. Further, the Company may close the trading window at any time if there is material nonpublic information that could affect trading in Company securities. In this circumstance, the trading window will not reopen until after the close of trading on the second full trading day following the Company’s widespread public release of such information. 3. No Trading While Aware of Material Nonpublic Information. Notwithstanding that the Company’s trading window is open, any Section 16 Individual or Key Employee who is in possession of material nonpublic information regarding the Company may not, directly or indirectly, purchase or sell or otherwise engage in any transaction involving Company securities, including the exercise of stock options or any transfer, gift, pledge or loan of, Company securities during an open trading window until the close of trading on the second full trading day following the Company’s widespread public release of such information. 4. Exceptions for Hardship Cases. The Compliance Officer may, on a case- by-case basis, authorize trading in Company securities outside of the applicable trading windows (but not during special trading blackout periods) due to financial hardship or other hardships, but only in accordance with the procedures set forth in “Procedures for Approving Trades by Section 16 Individuals/Key Employees and Hardship Cases - Hardship Trades” below. Procedures for Approving Trades by Section 16 Individuals/Key Employees and Hardship Cases 1. Section 16 Individual/Key Employee Trades. No Section 16 Individual or Key Employee may trade in Company securities until: A. the individual has notified the Compliance Officer in writing, at least two business days prior to the proposed trade(s), of the amount and nature of the proposed trade(s), and B. the individual has certified to the Compliance Officer in writing, no more than three business days prior to the proposed trade(s), that they are not aware of material nonpublic information regarding the Company. The notice and certification required by this section shall be given using the form attached hereto as Exhibit A. Once the request is approved, the individual will have five business days from the

9 approval date to effect the transaction, provided that the facts in the individual’s certification referred to in “Procedures for Approving Trades by Section 16 Individuals/Key Employees and Hardship Cases” above remain correct. Once the approval period identified in the notice has expired, a new notice and certification pursuant to this section must be given in order for the individual to trade in Company securities. 2. Hardship Trades. The Compliance Officer may, on a case-by-case basis, authorize trading in Company securities outside of an applicable trading window due to financial hardship or other hardships only after: A. the person trading has notified the Compliance Officer in writing of the circumstances of the hardship and the amount and nature of the proposed trade(s), and B. the person trading has certified to the Compliance Officer in writing no earlier than two business days prior to the proposed trade(s) that they are not aware of material nonpublic information concerning the Company. 3. Compliance Officer Trades. If the Compliance Officer desires to complete any trades involving Company securities, they must first obtain the approval of the Chief Executive Officer or the Chief Financial Officer of the Company. 4. No Obligation to Approve Trades. The existence of the foregoing approval procedures does not in any way obligate the Compliance Officer (or, in the case of any trade by the Compliance Officer, the Chief Executive Officer or the Chief Financial Officer of the Company) to approve any trades requested by Section 16 Individuals, Key Employees, hardship applicants or the Compliance Officer. Compliance Officer The Company has designated its Vice President, Legal as the individual responsible for ensuring compliance with this Policy (the “Compliance Officer”). The duties of the Compliance Officer include the following: 1. Administering this Policy and monitoring and enforcing compliance with all Policy provisions and procedures. 2. Responding to all inquiries relating to this Policy. 3. Reviewing and either approving or denying all proposed trades by Section 16

10 Individuals in accordance with the “Procedures for Approving Trades by Section 16 Individuals/Key Employees and Hardship Cases” set forth above. 4. Providing copies of this Policy and other appropriate materials to all new Insiders. 5. Administering, monitoring and enforcing compliance with all federal and state insider trading laws and regulations. 6. Assisting in the preparation and filing of all required SEC reports relating to insider trading in Company securities. 7. Revising the Policy as necessary to reflect changes in federal or state insider trading laws and regulations, or as otherwise deemed necessary or appropriate. The Compliance Officer has designated the Legal Director of Corporate Governance & Securities Law to assist with the performance of such duties, and in the event that the Compliance Officer is unable or unavailable to perform such duties, the Legal Director of Corporate Governance & Securities Law would perform all such duties. The Compliance Officer may also designate other individuals to perform such duties, as necessary. Rule 10b5-1 Trading Plans The trading prohibitions set forth in this Policy will not apply to trades that are conducted through the use of a properly implemented Rule 10b5-1 plan (a “Rule 10b5-1 Trading Plan” or “Plan”). The SEC has adopted Rule 10b5-1 under the Exchange Act which provides an affirmative defense against insider trading liability of trades occurring under a pre-arranged, written trading plan (typically entered into with a broker) that meets the Rule’s requirements. Under the Rule, to qualify for the affirmative defense, an individual must be able to demonstrate that the purchase, sale or trade in question took place pursuant to a written plan that was implemented before they became aware of material nonpublic information. Specific Requirements 1. Pre-Approval. Anyone wishing to establish a Rule 10b5-1 Trading Plan (or modify an existing Plan) for trading in the Company’s securities must first receive approval from the Compliance Officer or their designee and ensure that the Plan complies with the requirements of Rule 10b5-1. Section 16 Individuals or Key Employees wanting to establish a Rule 10b5-1 Trading Plan must also satisfy the notification and certification requirements set forth in “Procedures for Approving Trades by Section 16 Individuals/Key Employees and Hardship Cases” above. 2. Material Nonpublic Information and Event Specific Trading

11 Restriction. An individual desiring to enter into a Rule 10b5-1 Trading Plan must enter into the plan at a time when they are not aware of any material nonpublic information about the Company or otherwise subject to an event specific trading restriction. 3. Trading Window. Section 16 Individuals and Key Employees may only establish a Rule 10b5-1 Trading Plan when the Company’s trading window is open. 4. Cooling-Off Period. After the adoption or modification of a Rule 10b5-1 Trading Plan, an individual is subject to a waiting period before they may commence purchases or sales thereunder (the “Cooling-Off Period”). For a director or officer, the applicable Cooling-Off Period is the later of (i) 90 days after the adoption or modification of the Plan or (ii) two full trading days following the filing of the Form 10-Q or Form 10-K for the reporting period in which the Plan was adopted, provided that such waiting period need not exceed 120 days after the adoption or modification of the Plan. For all other individuals, the applicable Cooling-Off Period is 30 days after the adoption or modification of the Plan. 5. No Overlapping Single-Trade Plans. An individual may not establish overlapping Rule 10b5-1 Trading Plans and must limit the use of single-trade plans (i.e., a plan covering a single trading event) to one during any consecutive 12-month period, in each case subject to the accommodations set forth in Rule 10b5-1. Potential Penalties and Disciplinary Sanctions 1. Civil and Criminal Penalties. The consequences of prohibited insider trading or tipping can be severe. Persons violating insider trading or tipping rules may be required to disgorge the profit made or the loss avoided by the trading, pay the loss suffered by the person who purchased securities from or sold securities to the Insider or tippee, pay significant civil and/or criminal penalties, and serve a lengthy jail term. The Company in such circumstances may also be required to pay major civil or criminal penalties. 2. Company Discipline. Violation of this Policy or federal or state insider trading or tipping laws by any Insider may, in the case of a director, subject the director to dismissal proceedings and, in the case of an officer or employee, subject the officer or employee to disciplinary action by the Company up to and including termination for cause.

12 3. Reporting of Violations. Any Insider who violates this Policy or any federal or state law governing insider trading or tipping, or knows of any such violation by any other Insider, must report the violation immediately to the Compliance Officer. Upon determining that any such violation has occurred, the Compliance Officer, in consultation with, where appropriate, the Chair of the Audit Committee of the Board, will determine whether the Company should release any material nonpublic information, and, when required by applicable law, shall cause the Company to report the violation to the SEC or other appropriate governmental authority. Miscellaneous This Policy will be delivered to all directors, officers, employees and designated outsiders upon its adoption by the Company and to all new directors, officers, employees and designated outsiders at the start of their employment or relationship with the Company. Upon first receiving a copy of this Policy or any revised versions, each Section 16 Individual and Key Employee must sign an acknowledgment that they have received a copy of this Policy and agrees to comply with its terms.

13 Receipt and Acknowledgment Upon first receiving a copy of the Simpson Manufacturing Co., Inc. Insider Trading Policies and Procedures or any revised version thereof, each member of the Board of Directors, each officer designated under the Policy as a “Section 16 Individual” and each individual meeting the definition of “Key Employee” must sign the following receipt and acknowledgement. I, , hereby acknowledge that I have received and read a copy of the Simpson Manufacturing Co., Inc. Insider Trading Policies and Procedures and agree to comply with its terms. I understand that violation of insider trading or tipping laws or regulations may subject me to severe civil and/or criminal penalties, and that violation of the terms of the above-titled policy may subject me to discipline by the Company up to and including termination for cause. Signature Date (Print Name)